Exhibit 99.1
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News Release

BOARDWALK ANNOUNCES FOURTH QUARTER AND YEAR-END 2009 RESULTS

HOUSTON, February 8, 2010 -- Boardwalk Pipeline Partners, LP (NYSE:BWP) announced today its results for the fourth quarter and year ended December 31, 2009, which included the following items:

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Operating revenues of $279.0 million for the quarter and $909.2 million for the year ended December 31, 2009, a 36% and 16% increase from $205.6 million and $784.8 million in the comparable 2008 periods;

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Net income of $71.6 million for the quarter and $162.7 million for the year ended December 31, 2009, a 6% increase and 45% decrease from $67.6 million and $294.0 million in the comparable 2008 periods; and

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Earnings before interest, taxes, depreciation and amortization (EBITDA) of $161.1 million for the quarter and $498.0 million for the year ended December 31, 2009, a 44% and 5% increase from $112.1 million and $474.6 million in the comparable 2008 periods.

Fourth Quarter 2009 Results

Operating results for the fourth quarter were primarily driven by:

•	higher gas transportation and storage revenues from expansion projects and higher parking and lending revenues from favorable natural gas price spreads;
•	higher depreciation and property taxes resulting from an increase in asset base due to expansion; and
•	increased interest expense as a result of lower capitalized interest associated with expansion projects being placed into service and increased debt levels.

The Fayetteville and Greenville Laterals were temporarily shut down for a period of time in October in order to remediate pipe anomalies, which resulted in lower than expected reservation charges under firm contracts of approximately $5.0 million for the quarter.  The 2008 period was favorably impacted by income of $9.8 million from the reversal of liabilities associated with a change in employee paid time-off benefits and the contractual release associated with an inactive investment.

Year-end 2009 Results

Operating results for the year were impacted by the factors mentioned above.  On a year-to-date basis, gas transportation revenues, excluding fuel, from expansion pipeline projects were approximately $122.0 million lower than anticipated due to operating those pipelines at reduced pressures and temporary shut downs relating to remediation of pipe anomalies.  Net income and EBITDA for 2008 were favorably impacted by gains of $72.3 million from gas sales associated with the Western Kentucky Storage expansion project, the disposition of coal reserves, a contract settlement gain and the 2008 items mentioned above which impacted the quarter.

Exhibit 99.1
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Capital Program

Expansion and growth capital expenditures were $754.2 million for the year ended December 31, 2009.  This includes the following for the Partnership’s expansion and growth projects and pipe anomaly remediation efforts, including remediation efforts for the East Texas Pipeline (in millions):

	For the Year Ended December 31, 2009	Inception to Date
Southeast Expansion	$46.6	$753.9
Gulf Crossing Project	245.0	1,648.5
Fayetteville and Greenville Laterals	316.1	1,000.3
Pipe Remediation	82.0	82.0
Haynesville Project	15.6	15.6
Total expansion capital expenditures	$705.3	$3,500.3

Maintenance capital expenditures were $58.9 million for the year ended December 31, 2009.

Net Income Per Unit

The Partnership’s net income per unit calculation provides that net income for the current period be reduced by the amount of available cash that will be distributed with respect to that period.  Any residual amount representing undistributed net income (or loss) is assumed to be allocated to the various ownership interests in accordance with the contractual provisions of the partnership agreement.

Under the Partnership’s partnership agreement, for any quarterly period, the incentive distribution rights (IDRs) participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in undistributed net income or losses.  Accordingly, undistributed net income is assumed to be allocated to the other ownership interests on a pro rata basis, except the class B units for which participation in net income is limited to $0.30 per unit per quarter.  Payments made on account of the Partnership’s various ownership interests are determined in relation to actual declared distributions and are not based on the assumed allocations required under generally accepted accounting principles.

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended December 31, 2009 (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$71.6
Declared distribution	97.8	$84.8	$6.9	$6.1
Assumed allocation of undistributed net loss	(26.2)	(22.7)	(3.0)	(0.5)
Assumed allocation of net income	$71.6	$62.1	$3.9	$5.6
Weighted average units outstanding		169.7	22.9
Net income per unit		$0.37	$0.17

Exhibit 99.1
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The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the year ended December 31, 2009 (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$162.7
Declared distribution	372.7	$323.2	$27.4	$22.1
Assumed allocation of undistributed net loss	(210.0)	(180.3)	(25.5)	(4.2)
Assumed allocation of net income	$162.7	$142.9	$1.9	$17.9
Weighted average units outstanding		161.6	22.9
Net income per unit		$0.88	$0.08

In the first quarter 2009, the Partnership changed the method used in computing its net income per unit due to changes in generally accepted accounting principles.  As a result, net income per unit for the three  and twelve months ended December 31, 2008, has been retrospectively adjusted from $0.40 and $1.98 per common and subordinated unit, as originally reported, to $0.46 and $2.09 per common unit and $(0.10) and $1.68 per subordinated unit.  Additionally, net income per unit for the three months ended December 31, 2008, was retrospectively adjusted from $0.30 per class B unit to $0.20 per class B unit.  There was no change to net income per unit for the class B units for the twelve months ended December 31, 2008.  The following table provides a reconciliation of net income and the assumed allocation of net income to the common, class B and subordinated units for purposes of computing net income per unit for the three months ended December 31, 2008 (in millions, except per unit data):

	Total	Common Units	Class B Units	Subordinated Units (1)	General Partner And IDRs
Net income	$67.6
Declared distribution	85.8	$74.4	$6.9	$-	$4.5
Assumed allocation of undistributed net loss	(18.2)	(13.9)	(2.4)	(1.6)	(0.3)
Assumed allocation of net income	$67.6	$60.5	$4.5	$(1.6)	$4.2
Weighted average units outstanding		132.8	22.9	15.5
Net income per unit		$0.46	$0.20	$(0.10)

(1) All of the 33.1 million subordinated units converted to common units on a one-to-one basis in November 2008.

The following table provides a reconciliation of net income and the assumed allocation of net income to the common, class B and subordinated units for purposes of computing net income per unit for the year ended December 31, 2008 (in millions, except per unit data):
	Total	Common Units	Class B Units(1)	Subordinated Units (2)	General Partner And IDRs
Net income	$294.0
Declared distribution	286.7	$211.7	$13.7	$46.7	$14.6
Assumed allocation of undistributed net income	7.3	5.6	-	1.5	0.2
Assumed allocation of net income	$294.0	$217.3	$13.7	$48.2	$14.8
Weighted average units outstanding		104.2	22.9	28.7
Net income per unit		$2.09	$0.60	$1.68

(1) The number of units shown is weighted from July 1, 2008, which is the date the class B units became eligible to participate in income allocations. As a result, no assumed allocations of net income were made to the class B units for purposes of computing net income per unit prior to July 1, 2008.
          (2) All of the 33.1 million subordinated units converted to common units on a one-to-one basis in November 2008.

Exhibit 99.1
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Conference Call

The Partnership has scheduled a conference call for February 8, 2010, at 9:00 a.m. EDT, to review the fourth quarter and annual results. The earnings call may be accessed via the Boardwalk website at www.bwpmlp.com. Please go to the website at least 10 minutes before the event begins to register and download and install any necessary audio software.  Those interested in participating in the question and answer session of the conference call should dial 866-356-4281 for callers in the U.S. or 617-597-5395 for callers outside the U.S. The PIN number to access the call is 72814737.

Replay

An audio replay will also be available on the Boardwalk website www.bwpmlp.com immediately following the call.

Non-GAAP Financial Measure – EBITDA

EBITDA is used as a supplemental financial measure by management and by external users of the Partnership’s financial statements, such as investors, commercial banks, research analysts, and rating agencies, to assess the Partnership’s operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering, and storage business.  EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP).  EBITDA is not necessarily comparable to a similarly titled measure of another company.

The following table presents a reconciliation of the Partnership’s EBITDA to its net income, the most directly comparable GAAP financial measure, for each of the periods presented below (in millions):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
Net Income	$71.6	$67.6	$162.7	$294.0
Income taxes	0.1	0.2	0.3	1.0
Depreciation and amortization	52.6	33.4	203.1	124.8
Interest expense	36.8	11.7	132.1	57.7
Interest income	-	(0.8)	(0.2)	(2.9)
EBITDA	$161.1	$112.1	$498.0	$474.6

About Boardwalk

Boardwalk Pipeline Partners, LP is a limited partnership engaged, through its subsidiaries, Gulf Crossing Pipeline Company LLC, Gulf South Pipeline Company, LP, and Texas Gas Transmission, LLC, in the interstate transportation and storage of natural gas.  Boardwalk’s interstate natural gas pipeline systems have approximately 14,200 miles of pipeline and underground storage fields having aggregate working gas capacity of approximately 163 Bcf.

Exhibit 99.1
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Forward-Looking Statements

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Partnership’s overall business and financial performance, can be found in the reports and other documents filed by the Partnership with the Securities and Exchange Commission.  Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release.  The Partnership expressly disclaims any obligation or undertaking to release publicly any updates or revisions to its forward-looking statements to reflect any change in the Partnership’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Exhibit 99.1
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BOARDWALK PIPELINE PARTNERS, LP

CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)
	For the		For the
	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Operating Revenues:
Gas transportation	$249.0	$188.7	$794.9	$698.2
Parking and lending	9.6	3.6	34.9	16.3
Gas storage	15.4	13.5	57.6	51.5
Other	5.0	(0.2)	21.8	18.8
Total operating revenues	279.0	205.6	909.2	784.8

Operating Costs and Expenses:
Fuel and gas transportation	23.8	22.5	61.9	102.4
Operation and maintenance	43.5	35.7	142.2	119.9
Administrative and general	32.7	27.7	122.0	106.0
Depreciation and amortization	52.6	33.4	203.1	124.8
Contract settlement gain	-	-	-	(11.2)
Asset impairment	-	1.6	-	3.0
Net loss (gain) on disposal of operating assets and related contracts	0.4	0.9	8.2	(49.2)
Taxes other than income taxes	17.7	8.5	77.3	42.5
Total operating costs and expenses	170.7	130.3	614.7	438.2

Operating income	108.3	75.3	294.5	346.6

Other Deductions (Income):
Interest expense	34.8	11.7	125.3	57.7
Interest expense – affiliates	2.0	-	6.8	-
Interest income	-	(0.8)	(0.2)	(2.9)
Miscellaneous other income, net	(0.2)	(3.4)	(0.4)	(3.2)
Total other deductions	36.6	7.5	131.5	51.6

Income before income taxes	71.7	67.8	163.0	295.0

Income taxes	0.1	0.2	0.3	1.0

Net income	$71.6	$67.6	$162.7	$294.0
Net income per Unit:
Basic and diluted net income per limited partner unit:
Common units (1)	$0.37	$0.46	$0.88	$2.09
Class B units	$0.17	$0.20	$0.08	$0.60
Subordinated units (1)	$-	$(0.10)	$-	$1.68
Cash distribution to common and subordinated unitholders (1)	$0.495	$0.475	$1.95	$1.87
Cash distribution to class B units	$0.30	$0.30	$1.20	$0.30
Weighted-average number of limited partners units outstanding:
Common units (1)	169.7	132.8	161.6	104.2
Class B units (2)	22.9	22.9	22.9	22.9
Subordinated units (1)	-	15.5	-	28.7
(1) All of the 33.1 million subordinated units converted to common units on a one-for-one basis in November 2008.
 (2) The number of class B units shown is weighted from July 1, 2008, which is the date they became eligible to participate in earnings.
       The class B units do not participate in quarterly distributions above $0.30 per unit.

Exhibit 99.1
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SOURCE:       Boardwalk Pipeline Partners, LP

Contact:         Boardwalk Pipeline Partners, LP
Allison McLean, 866-913-2122
Director of Investor Relations

Or

Jamie Buskill, 713-479-8082
Senior VP, Chief Financial Officer and Treasurer